Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest income	$8,521	8,659	17,114	17,266
Interest expense	2,105	2,526	4,267	5,254
Net interest income	6,416	6,133	12,847	12,012
Provision for loan losses	511	208	719	306
Net interest income after provision	5,905	5,925	12,128	11,706
Non-interest income	2,949	2,211	5,132	4,341
Non-interest expense	5,540	5,767	11,060	11,684
Income before income taxes	3,314	2,369	6,200	4,363
Provision for income taxes	562	529	1,236	960
Net income	2,752	1,840	4,964	3,403
Preferred stock dividends and discount accretion	-	206	-	308
Net income available to common shareholders	$2,752	1,634	4,964	3,095

Dividends per common share	$0.16	0.16	0.32	0.32
Basic earnings per common share	$0.41	0.24	0.74	0.46
Diluted earnings per common share	$0.41	0.24	0.74	0.46
Average basic shares outstanding	6,687,232	6,687,232	6,687,232	6,687,232
Average diluted shares outstanding	6,742,663	6,693,084	6,736,435	6,687,232

Selected Financial Ratios
Return on average assets	1.46%	1.03%	1.33%	0.98%
Return on average equity	16.12%	9.64%	14.76%	9.07%
Dividend payout ratio	39.02%	66.67%	43.24%	69.57%
Net interest margin (tax equivalent)	4.06%	3.97%	4.08%	3.95%

Selected Balance Sheet Items	June 30, 2010	December 31, 2009
Investment securities	$219,064	217,639

Loans	459,722	460,416
Less allowance for loan losses	3,150	2,998
Net loans	456,572	457,418

Total assets	774,979	734,409
Total deposits	671,982	624,179
Short-term borrowings	3,469	14,265
Long-term debt	23,811	24,960
Total shareholders’ equity	69,995	65,615

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$10.47	9.81
Equity to assets ratio	9.03%	8.93%

Assets Under Management
LCNB Corp. total assets	$774,979	734,409
Trust and investments (fair value)	212,024	197,125
Mortgage loans serviced	56,639	57,369
Business cash management	12,634	17,902
Brokerage accounts (fair value)	73,538	72,202
Total assets managed	$1,129,814	1,079,007